                                                                   EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT



We consent to the use in this Registration Statement of Natural Nutrition Group, Inc. (formerly known as Intrepid Food Holdings, Inc.) and Subsidiaries on Form S-1 of our report dated February 20, 1998 (April 9, 1998, as to Note 7) appearing in the Prospectus, which is part of this Registration Statement and our report dated February 20, 1998 (April 9, 1998, as to Note 7) relating to the financial statement schedule appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the headings "Selected Financial Data" and "Experts" in such
Prospectus.

DELOITTE & TOUCHE LLP

Costa Mesa, California
May 21, 1998